Exhibit 21

The following is a list of subsidiaries of the Company as of December 31, 2025, omitting some subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary.

Name of Subsidiary	Jurisdiction of Organization
Anda Inc.	United States
Actavis Group PTC ehf	Iceland
Actavis Pharma Holding 4 ehf	Iceland
Arrow International Limited	Malta
Norton Healthcare Limited	United Kingdom
Mepha Pharma AG	Switzerland
Merckle GmbH	Germany
Pliva Hrvatska d.o.o.	Croatia
Ratiopharm GmbH	Germany
Salomon, Levin & Elstein Ltd.	Israel
TAPI NL B.V.	Netherlands
Teva Actavis Holding B.V.	Netherlands
Teva Canada Limited	Canada
Teva Biotech GmbH	Germany
Teva Capital Services Switzerland GmbH	Switzerland
Teva Czech Industries s.r.o	Czech Republic
Teva Health GmbH	Germany
Teva Pharmaceuticals Finance Netherlands B.V.	Netherlands
Teva Finance Services II B.V.	Curacao
Teva Italia S.r.l	Italy
Teva Limited Liability Company	Russia
Teva Pharma S.L.U	Spain
Teva Pharmaceuticals International GmbH	Switzerland
Teva Pharmaceuticals USA, Inc.	United States
Teva Operations Poland Sp. Z.o.o.	Poland
Teva Santé SAS	France
Teva UK Limited	United Kingdom